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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                             REGISTRATION STATEMENT
                                  ON FORM S-3
                                     Under
                           THE SECURITIES ACT OF 1933

                             MICROSOFT CORPORATION
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

         WASHINGTON                                                   91-1144442
(State or other jurisdiction                                          (IRS Employer
of incorporation or organization)                                     Identification No.)

                               ONE MICROSOFT WAY
                        REDMOND, WASHINGTON  98052-6399
                                 (206) 882-8080
           --------------------------------------------------------
                  (Address, including zip code, and telephone
             number including area code, of registrant's principal
                                executive office)
           --------------------------------------------------------
                            Robert A. Eshelman, Esq.
                             Microsoft Corporation
                               One Microsoft Way
                        Redmond, Washington  98052-6399
                                 (206) 882-8080
           ---------------------------------------------------------
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
           ---------------------------------------------------------
                        Copies of all communications to:
                             Richard B. Dodd, Esq.
                             Preston Gates & Ellis
                              5000 Columbia Center
                                701 Fifth Avenue
                         Seattle, Washington  98104-7078

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         Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the holders of options to purchase the shares covered under this Registration Statement shall determine.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box:                       [ ]


         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:

                            [X]

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 89(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE

                 Title of each class                           Proposed maximum      Proposed maximum
                 of securities to be       Amount to be       offering price per    aggregate offering         Amount of
                      registered            registered              share*                price*           registration fee
                 -------------------       -------------      ------------------     -----------------     ----------------
                     Common stock          57,250 shares         $61.5625               $3,524,453.13         $1,215.33
                      par value
                       $.00005

         *Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on February 27, 1995, as reported on the Nasdaq Stock Market.

                 The Index to Exhibits is located at Page II-4.

                                   PROSPECTUS

                             MICROSOFT CORPORATION
                         57,250  Shares of Common Stock
                         Par Value of $.00005 Per Share

        This Prospectus relates to up to 57,250 shares of common stock (the "Shares") of Microsoft Corporation (the "Company") issuable upon the exercise of options (the "Options") granted to certain former directors (the "Former Directors") of SOFTIMAGE Inc. ("SOFTIMAGE"). Upon the exercise of the Options by the Former Directors, the Company will receive the exercise price of each Option. Of the total number of Options, Options to purchase 20,610 Shares have an exercise price of $23.01, and Options to purchase the remaining 36,640 Shares have an exercise price of $38.32. The option agreements provide the Former Directors the right to exercise their Options at any time prior to December 31, 1999, provided that each Former Director must exercise all of his Options at the same time. The Company will bear the costs relating to the registration of the Shares estimated to be approximately $6,000.

        The Shares trade on The Nasdaq Stock Market under the symbol "MSFT". The average of the high and low prices of the Shares as reported on The Nasdaq Stock Market on February 27, 1995 was $61.5625 per share.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
     IS A CRIMINAL OFFENSE.

               The date of this Prospectus is March 1, 1995.

                             AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and files reports and other information with the Securities and Exchange Commission in accordance therewith. Such reports, proxy statements, and other information filed by the Company are available for inspection and copying at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth St., N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Company's common stock is traded as "National Market Securities" on The Nasdaq Stock Market. Material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                    ________________________________________


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

         1. The Company's Annual Report on Form 10-K for the year ended June 30, 1994.

         2.      The Company's Proxy Statement dated September 27, 1994.

         3. The Company's Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1994.

         4. The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994

         5. The description of the Common Stock of the Company which is contained in the Form 8-A registration statement of the Company filed pursuant to the Securities Exchange Act of 1934 under Commission file number 0-14278, including any amendment or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to the Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052-6399, telephone number (206) 882-8080, Attention: David Corning.

         No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                    _______________________________________

         This Prospectus constitutes a part of a Registration Statement which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Shares. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related Exhibits thereto for further information with respect to the Company and the securities offered hereby. Such additional information can be obtained from the Commission's office in Washington, D.C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                                  THE COMPANY

         Microsoft Corporation, a Washington corporation, has its principal executive offices at One Microsoft Way, Redmond, Washington 98052-6399, telephone number (206) 882-8080. Microsoft was founded as a partnership in 1975 and was incorporated in 1981. The Company designs, develops, markets, and supports a product line of systems and applications microcomputer software for business and professional use. The Company offers several operating systems products, computer language products in a number of computer languages, multimedia software, and business applications software products in several categories, including word processing, spreadsheet, file management, graphics, and project management. The Company's products are available for 16-bit and 32-bit microcomputers, including IBM, Tandy, Apple, COMPAQ, Packard Bell, Olivetti, AT&T, Zenith, Wang, Hewlett-Packard, DEC, Siemens, Mitsubishi, NEC, and others. Microsoft develops most of its software products internally using proprietary development tools and methodology. The Company markets and distributes its products domestically and internationally through the original equipment manufacturer ("OEM") channel and through the retail channel primarily by means of independent distributors and dealers and by direct marketing to corporate, governmental, educational, and individual customers.


                                 LEGAL MATTERS

         The validity of the Common Stock offered hereby by the Company will be passed upon for the Company by Preston Gates & Ellis, Seattle, Washington. Attorneys in that firm own an aggregate of approximately 63,000 shares of Common Stock.

                                    EXPERTS

         The consolidated financial statements of the Company as of June 30, 1994, and 1993 and for each of the three years in the period ended June 30, 1994, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon such opinion given upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The expenses relating to the registration of Shares will be borne by the registrant. Such expenses are estimated to be as follows:

                  Registration Fee--                          $1,215.33
                  Securities and Exchange Commission
                  Accountant's Fees                            1,000.00
                  Legal Fees                                   3,000.00
                  Miscellaneous                                  100.00
                                                              ---------
                          Total                               $5,315.33
                                                              =========

Item 15.  Indemnification of Directors and Officers.

         Article XII of the Restated Articles of Incorporation of the Company authorizes the Company to indemnify any present or former director or officer to the fullest extent not prohibited by the Washington Business Corporation Act, public policy or other applicable law. Chapter 23B.8.510 and .570 of the Washington Business Corporation Act authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the 1933 Act.

Item 16.  List of Exhibits.

         The Exhibits to this registration statement are listed in the Index to Exhibits on page II-4.

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed by the Act and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington on the 28th day of February, 1995.

                                            MICROSOFT CORPORATION


                                            /s/ William H. Gates
                                            ----------------------------------
                                            William H. Gates, Chairman and CEO




         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ William H. Gates                                        Dated February 28, 1995
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William H. Gates
Chairman and CEO, and Director
Principal Executive Officer



/s/ Michael W. Brown                                        Dated February 28, 1995
- --------------------
Michael W. Brown
Vice President, Finance and CFO
Principal Financial Officer and Principal
Accounting Officer


Directors:                                 )                Dated February 28, 1995
         Paul G. Allen                     )
         Richard A. Hackborn               )
         David F. Marquardt                )                By /s/  William H. Neukom
         Robert D. O'Brien                 )                -----------------------------------
         William G. Reed, Jr.              )                        William H. Neukom
         Jon A. Shirley                    )                Pursuant to a Power of Attorney
                                                            dated February 16 through 22, 1995.

                               INDEX TO EXHIBITS

Exhibit No.                           Description                                Page or Footnote
- -----------                           -----------                                ----------------
3.1                  Restated Articles of Incorporation                                 (1)
3.2                  Bylaws                                                             (1)
5                    Opinion of Counsel re: legality
13                   1994 Annual Report to Shareholders                                 (1)
23.1                 Consent of Deloitte & Touche LLP
23.2                 Consent of Preston Gates & Ellis                                   (2)
24                   Power of Attorney




(1) Incorporated by reference to Microsoft's Form 10-K for the fiscal year ended June 30, 1994.
(2) Contained within Exhibit 5.